Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 5, 2020

Preliminary Prospectus Supplement dated January 30, 2023

Registration Statement File No. 333-249877

ELEVANCE HEALTH, INC.

Offering of:

$500,000,000 4.900% Notes due 2026 (the “2026 Notes”)

$1,000,000,000 4.750% Notes due 2033 (the “2033 Notes”)

$1,100,000,000 5.125% Notes due 2053 (the “2053 Notes”)

Pricing Term Sheet dated

January 30, 2023

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated January 30, 2023 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 5, 2020, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-249877). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Elevance Health, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB (Moody’s / S&P / Fitch)

Pricing Date	January 30, 2023

Trade Date	January 30, 2023

Settlement Date	February 8, 2023 (T+7)

Aggregate Principal Offering Amount	$500,000,000 for the 2026 Notes $1,000,000,000 for the 2033 Notes $1,100,000,000 for the 2053 Notes

Maturity Date	February 8, 2026 for the 2026 Notes February 15, 2033 for the 2033 Notes February 15, 2053 for the 2053 Notes

Coupon (Interest Rate)	4.900% for the 2026 Notes 4.750% for the 2033 Notes 5.125% for the 2053 Notes

Price to Public (Issue Price)	99.895% of the principal amount for the 2026 Notes 99.841% of the principal amount for the 2033 Notes 99.634% of the principal amount for the 2053 Notes

Yield to Maturity	4.938% for the 2026 Notes 4.770% for the 2033 Notes 5.149% for the 2053 Notes

Spread to Benchmark Treasury	T + 97 basis points for the 2026 Notes T + 122 basis points for the 2033 Notes T + 147 basis points for the 2053 Notes

Benchmark Treasury	3.875% due January 15, 2026 for the 2026 Notes 4.125% due November 15, 2032 for the 2033 Notes 3.000% due August 15, 2052 for the 2053 Notes

Benchmark Treasury Price / Yield	99-23 3⁄4 / 3.968% for the 2026 Notes 104-23 / 3.550% for the 2033 Notes 87-26+ / 3.679% for the 2053 Notes

Interest Payment Dates

February 8 and August 8, commencing August 8, 2023 for the 2026 Notes

February 15 and August 15, commencing August 15, 2023 for the 2033 Notes

February 15 and August 15, commencing August 15, 2023 for the 2053 Notes

Optional Redemption Provisions

For the 2026 Notes: Prior to February 8, 2024 (the date that is 2 years prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after February 8, 2024.

For the 2033 Notes: Prior to November 15, 2032 (the date that is 3 months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after November 15, 2032.

For the 2053 Notes: Prior to August 15, 2052 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 25 basis points; par call at any time on or after August 15, 2052.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	28622H AA9 / US28622HAA95 for the 2026 Notes 28622H AB7 / US28622HAB78 for the 2033 Notes 28622H AC5 / US28622HAC51 for the 2053 Notes

Joint Book-Running Managers	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC

Passive Book-Running Managers	Citigroup Global Markets Inc. Mizuho Securities USA LLC

Senior Co-Managers

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior Co-Managers	BNY Mellon Capital Markets, LLC Huntington Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about February 8, 2023, which will be the seventh business day following the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding four business days will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-249877). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling (i) Goldman Sachs & Co. LLC at 1-(866) 471-2526, (ii) Barclays Capital Inc. at 1-(888) 603-5847, or (iii) J.P. Morgan Securities LLC at (212) 834-4533.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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